                               SECOND AMENDMENT
                            TO PURCHASE AGREEMENT

    THIS SECOND AMENDMENT TO PURCHASE AGREEMENT (the "Second Amendment") is entered into effective as of May 1, 1997, by and among METAL MANAGEMENT, INC., a Delaware corporation ("MTLM"); P. JOSEPH IRON & METAL, INC., an Ohio corporation (the "Company") and the sole general partner of RESERVE IRON & METAL LIMITED PARTNERSHIP, a Delaware limited partnership ("Reserve"); and PAUL D. JOSEPH, STEVEN C. JOSEPH and SCOTT H. JOSEPH who constitute all of the shareholders of the Company (together the "Shareholders" and individually a "Shareholder"). Certain other capitalized terms used herein are defined in that certain purchase agreement ("Purchase Agreement") dated as of January 17, 1997, by and among the parties hereto, as amended by that certain First Amendment to Purchase Agreement, dated as of March 6, 1997 (the "First Amendment" and collectively with the Purchase Agreement the "Agreement") or elsewhere throughout this Second Amendment.

                                       RECITALS

    A. The parties have previously entered into the Purchase Agreement and the First Amendment.

    B. Pursuant to the Agreement, the Company and Shareholders have provided MTLM with certain information regarding potential litigation liabilities.

    C. As a result, in order to complete the Transaction and to reflect certain other changes to the Transaction as have been agreed to by the parties hereto, the parties hereto believe it is in their mutual best interests to enter into this Second Amendment and thereby modify certain of the terms and conditions of the Agreement.

                                  TERMS OF AMENDMENT

    In consideration of the premises and the mutual promises contained herein, the parties hereto agree as follows:

    1. SECTION 1.2 of the Purchase Agreement is hereby amended by deleting in line three the reference to "7%" and substituting in its place "9%."

    2. Each of the Shareholders, jointly and severally, agrees to defend, indemnify and hold harmless MTLM and the Company from and against all expenses, losses, costs, deficiencies, liabilities, judgments, settlements, awards and damages (including without limitation, related attorneys' fees, costs and expenses including but not limited to expert consultants, paralegal and legal support fees, expenses and costs whether incurred in connection with any claims, trial or subsequent appeal) (collectively the "Abboud Indemnified Damages") relating to or arising out of the facts giving rise to that certain Case No.: 304772 filed in the Court of Common Pleas, Cuyahoga County, ABBOUD V. RESERVE IRON & METAL, L.P. AND P. JOSEPH IRON & METAL, INC. (the "Abboud Case").

    3. SECTION 5.13 of the Purchase Agreement (as amended by the First Amendment) is hereby further amended by deleting clause (y) from that section and substituting in its place the following: "(y) either (A) payment of all amounts due on the Purchase Price Note, whether to the holder thereof and/or into the escrow account in the manner set forth in SECTION 8.4, or (B) furnishing of MTLM Shares as substitute collateral to secure the Purchase Price Note as provided in Paragraph 18 of the Stock Pledge and Security Agreement," provided, however, that such amendment shall be effective upon and only upon a lien foreclosure by any lender holding a first security interest in all or substantially all of the assets of Reserve.

    4. MTLM hereby waives as a closing delivery pursuant to SECTION 6.11(e) of the Purchase Agreement the financial statements of the Company audited as of December 31, 1996.

    5. SECTION 8.1(a) of the Purchase Agreement is hereby amended by excluding Abboud Indemnified Damages from the definition of "Indemnifiable Damages."

    6. Notwithstanding any other provision in this Second Amendment to the contrary, the Shareholders' aggregate monetary liability for Abboud Indemnified Damages shall be limited as follows:

         (i) Abboud Indemnified Damages shall not include (A) any cost or expense of any kind whatsoever, which cost or expense has been paid by insurance or (B) any attorneys' fees, costs or expenses incurred in connection with the Abboud Case of any law firms retained by Reserve or MTLM to monitor the law firm having primary responsibility for defense of the Abboud Case. Any Abboud Indemnified Damages other than the amounts excluded pursuant to clauses 6(i)(A) and
    (B) hereof shall be referred to as  the "Adjusted Abboud Indemnified
    Damages";

         (ii) The Shareholders shall not be liable for any Adjusted Abboud Indemnified Damages unless and until the aggregate amount of all Adjusted Abboud Indemnified Damages incurred by the Company and MTLM exceed an aggregate of Seven Hundred Fifty Thousand Dollars ($750,000.00) in which case the Shareholders shall be liable for the sum of: (a) the full amount of Adjusted Abboud Indemnified Damages in excess of Seven Hundred Fifty Thousand Dollars up to the amount of Two Hundred Fifty Thousand Dollars ($250,000.00); (b) Seventy-five percent (75%) of the next Three Million Dollars ($3,000,000) of the Adjusted Abboud Indemnified Damages; and (c) one-half of all

    Adjusted Abboud Indemnified Damages in excess of Four Million Dollars ($4,000,000.00);

         (iii) In the event that the total amount of money deposited into the Abboud Escrow Account #2 and the Abboud Escrow Account #3 (as such terms are defined in the Abboud Escrow Agreement #2 and the Abboud Escrow Agreement #3 among the parties and in the forms attached hereto as "Exhibit G" and "Exhibit H" respectively) is less than the total aggregate amount of the Adjusted Abboud Indemnified Damages to be paid by the Shareholders pursuant to the Second Amendment, then the Shareholders joint and several liabilities for the Adjusted Abboud Indemnified Damages under this Second Amendment shall be limited to the amount deposited into the Abboud Escrow Account #2 and the Abboud Escrow Account #3, plus an amount equal to the sum of: (a) the aggregate sales proceeds from the sale of any and all shares of Common Stock received or "Deemed Received", as hereinafter defined, from time to time in regard to any warrant initially received by a Shareholder pursuant to his employment agreement with Reserve (the "Warrant Stock") less (A) the aggregate exercise price paid or "Deemed Paid", as hereinafter defined, in regard to the Warrant Stock (B) the "Tax Adjustment" as hereinafter defined and (C) any actual or reasonably estimated brokerage fees relating to the sale or deemed sale of such Common Stock. For purposes hereof, "Tax Adjustment" shall mean an amount equal to the net tax obligation to the Shareholder on any sale or deemed sale of the Common Stock pursuant to this paragraph 6 taking into account any corresponding or related tax deductions or reductions in taxable income available to the Shareholder on account of the payment of the Shareholder's liability in connection with the Adjusted Abboud Indemnified Damages relating to the sale or deemed sale of such Common Stock.  For purposes hereof, sale proceeds shall be "Deemed Received" in regard to any Warrant
    Stock actually received ("Received Warrant Stock") or covered by any Warrants as to which a Shareholder's right to receive Common Stock has become vested ("Deemed Received Warrant Stock" and collectively with the Received Warrant Stock referred to as the "Deemed Sold Warrant Stock") and that has not been sold on or before the last day of a period of 90 consecutive days (the "90 Day Window") following the last to occur of (i) the date of receipt of Received Warrant Stock or (ii) the date of the Final Abboud Determination (as hereinafter defined). The "Final Abboud Determination" shall mean the first to occur of (i) a final, nonappealable judgment in the Abboud Case or (ii) delivery to Reserve of a fully executed and enforceable agreement settling the Abboud Case. The amount of sale proceeds Deemed Received in regard to any particular Deemed Sold Warrant Stock shall be equal to the closing price of the Common Stock on the Nasdaq Stock Market (or such other public market upon which the Common Stock is then traded) on the Deemed Sale Date (as hereinafter defined), times the number of shares of Deemed Sold Warrant Stock then held by the Shareholders. For purposes hereof, the "Deemed Sale Date" shall mean the last Trading Day of the 90 Day Window, provided however that if during the 90 Day Window there has not been at least 10 consecutive Trading Days, then the Deemed Sale Date shall mean the tenth consecutive Trading Day following
    the 90 Day Window   For purposes hereof, a "Trading Day" shall mean any day
    on which (i) the public market on which the Common Stock is then traded is open for business and (ii) the sale of Common Stock owned by a Shareholder is not prohibited under a Blackout Notice as that term is defined in such Shareholder's employment agreement with Reserve. In the event the Final Abboud Determination occurs prior to certain Warrant Stock being Deemed Sold Warrant Stock because the Warrants covering such Warrant Stock have not yet vested, then for purposes of calculating the amount of sale proceeds "Deemed Received" from time to time, such Warrant Stock shall be deemed to be Deemed Sold Warrant Stock on those dates subsequent to the Final Abboud Determination on which a Shareholder's right to receive Common Stock becomes vested ("Subsequently Vested Warrant Stock") under any warrant issued to a Shareholder pursuant to his employment agreement with Reserve. For purposes of calculating the amount of sale proceeds Deemed Received from time to time as to any Subsequently Vested Warrant Stock, the 90 Day Window in regard to such Subsequently Vested Warrant Stock shall be deemed to begin on the date any Common Stock becomes Subsequently Vested Warrant Stock. With respect to any Deemed Received Warrant Stock and Subsequently Vested Warrant Stock, the exercise price "Deemed Paid" shall mean the Initial Exercise Price (as that term is defined in the warrant issued to the Shareholder pursuant to his employment agreement with Reserve) that would be due in regard to any such stock as determined on the Deemed Sale Date.

    7. It is expressly acknowledged herein by all parties hereto that nothing herein is to be construed to indicate in any way whatsoever that MTLM has assumed either monetary or other liability or responsibility relating to the Abboud Case or any liability or responsibility arising out of the Abboud Case.

    8. The Agreement is hereby amended by deleting in its entirety the Purchase Price Note in the form attached to the First Amendment as "Exhibit A" and substituting in its place the Purchase Price Note in the form attached hereto as "Exhibit A."

    9. The Agreement is hereby amended by deleting in its entirety the Employment Agreement in the form of "Exhibit C" and substituting in its place the Employment Agreement in the form attached hereto as "Exhibit C."

    10. The Agreement is hereby amended by deleting in its entirety the Employment Agreement in the form of "Exhibit D" and substituting in its place the Employment Agreement in the form attached hereto as "Exhibit D."

    11. The Agreement is hereby amended by deleting in its entirety the Employment Agreement in the form of "Exhibit E" and substituting in its place the Employment Agreement in the form attached hereto as "Exhibit E."

    12. As additional consideration to the Shareholders for entering into this Agreement, commencing on the first day of the month subsequent to funding the Abboud Escrow Account #2, and continuing for so long as any amounts remain in the Abboud Escrow Account #2, MTLM shall pay the Shareholders an amount equal to
(i) Five Hundred Thousand Dollars ($500,000), as reduced from time to time by any amounts disbursed from the Abboud Escrow Account #2 times (ii) the interest rate that could be earned from time to time by MTLM on funds held in any interest bearing account selected by MTLM with an FDIC insured bank having gross assets in excess of One Billion Dollars ($1,000,000).

    13. At Closing, the parties hereto agree to enter into the Abboud Escrow Agreement #2 and the Abboud Escrow Agreement #3 in the forms attached hereto as Exhibits "G" and "H", respectively.

    14. MTLM and the Shareholders hereby agree that in the event that MTLM elects to provide substitute collateral pursuant to paragraph 18 of the Stock Pledge and Security Agreement, MTLM and the Shareholders shall enter into the Substitute Collateral Stock Pledge and Security Agreement in the form attached hereto as Exhibit "I", the terms and conditions of which shall govern the pledge of such substitute collateral.

    15. The Index to the Purchase Agreement is hereby amended to add "Exhibit G - Abboud Escrow Agreement #2", "Exhibit H - Abboud Escrow Agreement #3", and "Exhibit I - Substitute Collateral Stock Pledge and Security Agreement" to the list of Exhibits.

    16. MTLM agrees to permit Reserve to pay the reasonable legal fees and expenses of Dinn Hochman & Potter, P.L.L. incurred by Reserve on account of the defense of the Abboud Case during the 30 day period immediately following the Closing Date.

    17. In the event that upon termination of Abboud Escrow Agreement #2 there is a remaining Escrow Amount to be delivered to the Shareholders pursuant to a notice delivered pursuant to Paragraphs 3(a) or 3(b) thereof or pursuant to a joint consent of MTLM and the Shareholders, the Shareholders shall have the right to direct the Escrow Agent in writing on or before the date such Escrow Amount is delivered to the Shareholders to pay to MTLM from such Escrow Amount and receive in exchange therefore that number of shares of Common Stock (as defined in the Purchase Agreement) determined by dividing the amount of such Escrow Amount by _____ Dollars and _____ Cents ($_______) (subject to appropriate adjustment for stock splits, stock dividends and other corporate action). In the event such calculation results in a fractional share of Common Stock, the corresponding amount of such Escrow Amount shall instead be paid to the Shareholders so as to eliminate such fractional share.

    18. SECTION 12.3 of the Purchase Agreement is hereby amended by deleting the first sentence thereof and substituting in its place the following:

         "Reserve shall pay all reasonable, documented professional fees incurred by the Company, Reserve and R&M in connection with the negotiation of this Agreement and the additional instruments and agreements contemplated hereby, due diligence investigations, preparation of schedules, consummation of the Transaction, and all other matters related to the Transaction."

19. All other terms, conditions and provisions set forth in the Agreement shall continue in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered as of the day and year first above written.

                              METAL MANAGEMENT, INC., a Delaware
                              corporation


Dated:  As of May 1, 1997     By: /s/ T. BENJAMIN JENNINGS
                                  ------------------------------------------
                              Name: T. BENJAMIN JENNINGS
                                    ----------------------------------------
                              Title: CHAIRMAN OF THE BOARD
                                     ---------------------------------------

                              P. JOSEPH IRON & METAL, INC., an Ohio
                              corporation


Dated:  As of May 1, 1997     By: /s/ PAUL D. JOSEPH
                                  -------------------------------------------
                              Name: PAUL D. JOSEPH
                                    -----------------------------------------
                              Title: PRESIDENT/ CEO
                                     ----------------------------------------

                       [signatures continue on following page]

                              RESERVE IRON & METAL LIMITED
                              PARTNERSHIP, a Delaware limited
                              partnership

                              By:  P. JOSEPH IRON & METAL, INC.,
                                   its sole general partner,
Dated:  As of May 1, 1997     By: /S/ PAUL D. JOSEPH
                                 --------------------------------------------
                              Name: PAUL D. JOSEPH
                                    -----------------------------------------
                              Title: PRESIDENT/ CEO
                                    -----------------------------------------

Dated:  As of May 1, 1997     /s/ PAUL D. JOSEPH
                              -----------------------------------------------
                              PAUL D. JOSEPH


Dated:  As of May 1, 1997     /s/ STEVEN C. JOSEPH
                              -----------------------------------------------
                              STEVEN C. JOSEPH

Dated:  As of May 1, 1997     /s/ SCOTT H. JOSEPH
                              ------------------------------------------------
                              SCOTT H. JOSEPH